Exhibit 10.19

2019 Di)a)C)ar t)a, I nc. All rights reserved. e DIACARTA CLINICAL TESTING & DISTRIBUTION AGREEMENT Nonagen Bioscience Corporation Date Prepared DiaCarta, Inc. Nonagen Bioscience Corporation A pril 26 , 202 2 4385 Hopy)ard Rd, Ste 100 Ple)as)a nto n, )CA 94588 United St)ates P: +1 510 - 878 - 6662 F: + 1 510 - 735 - 8636 E: inform)ation@di)ac)art)a.com 3680 Wilshire Blvd Ste P04 - 1399 Los Angeles, )CA 90010 United St)ates P: E: info@non)agen.com

DiaCarta Clinical Testing
Agreement – Nonagen

THIS AGREEMENT IS MADE THIS DAY **APRIL 27, 2022** BY AND BETWEEN **NONAGEN BIOSCIENCE CORPORATION** WITH ITS PRINCIPAL PLACE OF BUSINESS LOCATED AT 3680 WILSHIRE BLVD STE P04-1399, LOS ANGELES, CA 90010, USA (THE "COMPANY") AND **DIACARTA, INC.** WITH ITS PRINCIPAL PLACE OF BUSINESS LOCATED 4385 HOPYARD RD, STE 100, PLEASANTON, CA 94588, USA (THE "CLINICAL LABORATORY").

Definitions. For purposes of this Agreement, the terms below shall have the meanings set forth below.

Services: means any laboratory testing services or part thereof sold or performed by Clinical Laboratory using a Product Kit for one of the 3 indications: bladder cancer surveillance, evaluating hematuria and predicting response to BCG.

Product Kit: means the Company's bladder cancer diagnostic kit, Oncuria®.

Exclusive Period: means the period beginning on the Effective Date and ending upon FDA approval or clearance for one of the 3 indications noted above unless terminated sooner pursuant to Part 9 (B).

Field: means the field of bladder cancer identification, screening, staging, predisposition, diagnosis, prognosis, monitoring, prevention, or treatment selection thereof in humans for clinical decision making.

Primary Territory: In North America, including United States and Canada.

Supplier: means the Company's designated supplier of the Product Kit.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES HEREINAFTER MADE BY THE PARTIES HERETO, IT IS AGREED AS FOLLOWS:

PART 1. APPOINTMENT OF CLINICAL TESTING RIGHTS

a. **Testing Rights.** Company hereby grants to Clinical Laboratory the ability to use the product kit to test, perform, market, offer for sale, sell and otherwise commercialize Services solely within the Field during the Term as a laboratory developed test (LDT). The services granted under this section shall be exclusive and non-transferable to Clinical Laboratory in the Field in the Primary Territory during the Exclusive Period, and automatically becomes non-exclusive thereafter. Nonagen reserves the right to grant Dr. Charles Rosser the right to use the Product Kit for the purposes of conducting clinical trials. Furthermore, Nonagen reserves the right to grant other researchers, at its sole discretion, the right to use the Product Kit solely for the purposes of academic research.

b. **Obligation.** The Clinical Laboratory will target customers who are clinicians or clinician groups who evaluate and/or manage bladder cancer patients and diagnostics laboratories. Licensed Services will be uploaded in the Clinical Laboratory diagnostic test menu for their customers to ensure accessibility for the patients, treating physicians and diagnostics laboratories. The Clinical Laboratory will also target clinicians working on Personalized Medicine and other stakeholders such as policy makers.

   Clinical Laboratory agrees to use commercially reasonable efforts to commercialize Services.

c. **Product.** Company has adopted a separate onboarding process to authorize Clinical Laboratory to place Purchase Orders with the Company's Supplier for the product. Supplier is then authorized to sell Product to Clinical Laboratory under Supplier's separate purchase agreement with Clinical Laboratory.

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d. Competitive Products. Clinical laboratory may not offer other human bladder cancer diagnostics tests as laboratory developed tests (LDTs) or in vitro diagnostics (IVDs).

PART 2. PRICING AND PURCHASING

For purposes of this Agreement, "Net Sales" means the revenue generated by Clinical Laboratory from the sale of the Product Kits but excludes any: (i) discounts allowed in amounts customary in the trade; (ii) sales tariffs, duties and/or taxes imposed on such Product; (iii) outbound transportation prepaid or allowed; and (iv) amounts allowed or credited on returns. For the avoidance of doubt, no deduction from Net Sales shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Company or Clinical Laboratory).

The pricing and purchasing of the Product Kits to the Clinical Laboratory will be set forth in the Clinical Laboratory's supply agreement with the Company's Supplier.

Clinical Laboratory will retain sixty six percent (66%) of the net sales, while Company will be paid thirty three percent (33%) of the net sales. Clinical Laboratory will remit to Company this remaining percentage within thirty (30) days of its receipt of the related payments from the third party.

Company shall have the right, upon reasonable notice to Clinical Laboratory, to audit the books and records of Clinical Laboratory in order to determine the accuracy of the Product Percentage Payments made pursuant to this Section. The costs of such audit shall be paid by Company unless the audit discovers an underpayment of five percent (5%) or more, in which event the costs of such audit shall be paid by Clinical Laboratory. Company may exercise such audit right no more than once per year.

Late Payment. Any sum of money due to Company under this Agreement which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of one and a half percent (1.5%) per month accumulated on an annual basis.

PART 3. DILIGENCE

Specific Diligence Milestones. Clinical Laboratory agrees to use commercially reasonable efforts to meet all of the following due diligence requirements:

- Achieve the Commercial Launch Date within two months (2) following the successful validation of the product in the Clinical Laboratory:
- Perform and sell at least Two Thousand Five Hundred (2,500) tests that are Services within the first year of the Commercial Launch Date (cumulative, over such one (1) year period);
- Perform and sell at least Seven Thousand Five Hundred (7,500) tests that are Services within two (2) years of the Commercial Launch Date (cumulative, over such two (2) year period);
- Perform and sell at least Fifteen Thousand (15,000) tests that are Services within three (3) years of the Commercial Launch Date (cumulative, over such three (3) year period) and
- Maintain Twenty Thousand (20,000) tests sales annually going forward.

In the event Clinical Laboratory fails to meet its obligations described above and if open receipt of written notice of such failure is not cured by Clinical Laboratory within one hundred and twenty days (120) days, then as Company's sole and exclusive remedy, Company shall have the right to terminate the Agreement upon written notice to Clinical Laboratory.

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PART 4. MARKETING AND SALES SUPPORT

A. Sales. Clinical Laboratory shall use its best efforts to promote the sale and distribution of the Product Kit and to provide adequate support, which efforts shall include the following:

i. Provide an adequate, trained sales and technical staff to promote the sale and support of the Product Kit;
ii. Undertake promotional campaigns and canvas prospective users to stimulate the sales of Product Kit;
iii. Provide Company with forecasts every quarter of its probability requirements for the next six months for Product, such forecasts to be in such manner and on forms to be specified by Company and agreed to by Clinical Laboratory;
iv. Furthermore, all Clinical Laboratory employees in direct contact with customers must have a biomedical background and experience.

B. Advertising. Company and its affiliates shall assist the Clinical Laboratory on all advertising, sales promotion, and public relations campaigns to be conducted and shall provide necessary technical information and assistance.

C. Training. Company and its affiliates shall furnish training of Clinical Laboratory's sales and technical representatives at various times mutually agreed to by the Parties and Company shall designate locations as for this purpose. Enrollment in training courses shall be limited to a reasonable number of persons who shall be sufficiently qualified to take the courses. Training may be provided using on-line tools, webinars or in-person modules.

D. Regional Technical Support. The Clinical Laboratory will assign one designated employee to act as technical support for the Company's Product Kit. The Company will provide regular workshops and advanced training on all Product Kits.

PART 5. DELIVERY

A. Product. Company has adopted a separate onboarding process to authorize Clinical Laboratory to place Purchase Orders with the Company's Supplier for the product. Supplier is then authorized to sell Product to Clinical Laboratory under Supplier's separate purchase agreement with Clinical Laboratory.

B. Purchase Orders. Clinical Laboratory shall order Product Kits by written notice to Company's Supplier. Each order shall specify the number of units to be shipped, the type of units to be shipped (as identified by Supplier's catalogue number designations indicated in the Price List) including all optional features, and the desired method of shipment.

C. Shipment. All shipments of Product Kits shall be made by Supplier designated by Company to ship product. Company shall not be in default by reason of any failure of Supplier to provide the Product Kits, nor shall the Company at any time be liable for any incidental, special or consequential damages.

PART 6. PROPRIETARY RIGHTS

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A. Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least 14 working days in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Furthermore, The Company will use best commercial efforts to respond within 3 working days from the initial date of submission. Company hereby authorizes and requires Clinical Laboratory's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes the Clinical Laboratory's use of the logo set forth below. The Clinical Laboratory shall submit to the Company in writing full particulars prior to any use of the Company's logo, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.

i. Company's logo shall be the following:

nonagen bioscience

ii. If the authorized logo is used on any stationery, invoices, promotion material or otherwise by Clinical Laboratory, Clinical Laboratory will, on termination of this Agreement, or upon request of Company, discontinue the use of such logo on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such logo or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

B. Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless Clinical Laboratory and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Product Kit or any part thereof furnished by Company or any process which is practiced in the customary use of the Product Kit is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Product Kit, or any part thereof, in such suit is held to constitute an infringement and the use of said Product Kit or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Product Kit or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the Product Kit or the software utilized thereon.

C. Drawings and Data. The Company supplies all necessary data for the proper test, operation, use and reporting of its Product Kit. Portions of this data are proprietary in nature and will be so marked. The Clinical Laboratory agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. The Company retains for itself all proprietary rights in and to all designs, clinical data, engineering details, and other data pertaining to any Product Kit specified in the contract and to all discoveries inventions, patent rights, etc.,

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arising out of work done in connection with the contract and to any and all Product Kits developed as a result thereof, including the sole right to manufacture any and all such products.

PART 7. CONFIDENTIALITY

A. During the Term of this Agreement and for a period of two (2) year thereafter, each Party ("Receiving Party") shall treat all data, information and materials disclosed or provided by the other Party ("Disclosing Party") in performance of the Services and the Materials ("Confidential Information") as confidential and proprietary of the Disclosing Party and shall not permit such Confidential Information to be disclosed to or used by any third party and shall not use Confidential Information for any purposes other than for the performance of the Services or other activities consistent with this Agreement.

Both Clinical Laboratory and Company may receive and shall keep confidential any information transmitted in confidence from one Party (the "Disclosing Party") to the other Party (the "Receiving Party"). The obligations of the Receiving Party regarding confidentiality for any information disclosed hereunder shall not include:

i. Information which is or becomes publicly known through no wrongful act of the Receiving Party;
ii. Information which was known to the Receiving Party prior to signing this document as evidenced by its written records; and
iii. Information which is received by the Receiving Party from a third party without restriction of confidentiality; and
iv. Information that is independently developed by or on behalf of the Receiving Party without reliance on the Confidential Information received hereunder, as reasonably evidenced by its written records.

B. A Receiving Party shall disclose the Confidential Information only to its employees who must have access to the Confidential Information in order to perform services under this Agreement.

C. A Receiving Party shall not use any Confidential Information except for the performance of the Services.

D. If disclosures of Confidential Information are requested by any governmental agency, the Receiving Party shall promptly notify the Disclosing Party of such request.

E. If Company instructs Clinical Laboratory not to comply with such request for disclosure and indemnifies Clinical Laboratory against loss, cost, or expense arising from denial of the request, Clinical Laboratory shall not release any such Confidential Information except where such disclosure is compelled by court order or applicable law. In the event such disclosure is required by a valid order of a court or other governmental body having jurisdiction or by applicable law, Clinical Laboratory may disclose Confidential Information, without violating its obligations under this Agreement, provided that Clinical Laboratory gives reasonable prior written notice to Company of such required disclosure.

PART 8. WARRANTY

A. Kit Warranty. Company warrants that the Product Kits are free from defect and are fit for its specific purpose unless the shipping container has been damaged in transit. Damage constitutes the shipping container has been opened (and therefore possibly tampered with) or has the packaging and insulating material been compromised such that the Product Kit may have subjected to unacceptably high

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temperatures. Company does not warrant the performance of the Product Kit performed by 1) untrained or unqualified personnel 2) when used with equipment or reagents not specified by the Company. THIS CONSTITUTES THE SOLE WARRANTY WITH REGARDS TO PRODUCT KITS MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND COMPANY'S REMEDIES SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF NONCONFORMING KITS.

B. Misuse of Product. Any tampering, misuse or negligence in handling or use of Product Kits renders the warranty void. Further, the warranty is void if, at any time, Clinical Laboratory attempts to make any internal changes to any of the components of the Product Kit; if at any time the power supplied to any part of the Product Kit exceeds the rated tolerance; if any external device attached by Clinical Laboratory creates conditions exceeding the tolerance of the Product Kit; or if any time the serial number plate is removed or defaced. USE OF PRODUCT KIT THAT RENDERS THIS WARRANTY VOID WILL BE DEFINED TO INCLUDE ALL OF THE POSSIBILITIES DESCRIBED IN THIS PARAGRAPH, TOGETHER WITH ANY PRACTICE WHICH RESULTS IN CONDITIONS EXCEEDING THE DESIGN TOLERANCE OF THE PRODUCT.

PART 9. TERM AND TERMINATION

A. Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years (the "Term"), except that if any Work Order is still in progress upon the expiration of such three (3) year period, the Term will expire upon completion of the related Work Order. Upon expiration, the parties may mutually agree to renew the Term for any period specified in a written amendment to this Agreement. Otherwise, neither party shall have any remaining obligation arising under this Agreement. Termination shall not relieve either party of obligations incurred prior thereto.

B. Termination. In addition to the rights of termination provided elsewhere in this Agreement, and without limiting any other rights or remedies available to a party, the Term of this Agreement may be terminated:

a. by Company, at any time within three hundred and sixty five (365) days after the Effective Date of this Agreement, for any reason, immediately upon written notice to Clinical Laboratory;

b. by Company, at any time after three hundred and sixty five (365) days after the Effective Date of this Agreement, for any reason, upon ninety (90) days prior written notice to Clinical Laboratory;

d. by either party because of any material breach of this Agreement by the other party upon thirty (30) days prior written notice; provided, however, that if such breaching party shall within the foregoing thirty (30) day period cure such breach, then such notice of termination shall be of no effect; or

a. by either party immediately upon written notice in the event that the other party ceases to function as a going concern; the other party ceases to conduct its operation in the normal course of business; a receiver is appointed for the other party; a court orders the seizure or suspension of the other party's rights or properties; or the other party otherwise takes advantage of any bankruptcy or insolvency law.

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C. **Effect of Termination**. The definitions and provisions of Part 7, 8, 9B and 10 survive expiration or termination of this Agreement for any reason. Upon expiration or termination of this Agreement, Clinical Laboratory's rights and license under Part 1 shall terminate. In addition, each party shall cease use of the other party's Confidential Information, and each party shall return to the other party all of such other party's Confidential Information (including all copies, notes, summaries or other documentation incorporating Confidential Information), materials and property; provided, however, that each party may retain one copy of any such information and materials in such party's Law Department for archive purposes, and each party shall not be required to destroy or delete copies that have become embedded in its electronic storage systems through routine backup processes, and further provided that Company may continue retaining and/or using information included in reports furnished by Clinical Laboratory pursuant to Part 1 and 2 above, solely in order to verify Clinical Laboratory's fulfilment of its payment obligations under this Agreement. Any termination of Clinical Laboratory by Company, shall not relieve Clinical Laboratory of any obligation or liability accrued under this Agreement prior to such termination or rescind any payment. Termination shall not affect in any manner any rights or obligation of Company arising under this Agreement prior to such termination.

PART 10. GENERAL PROVISIONS

A. **Relationship of Parties.** The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Clinical Laboratory are expressly reserved to the Company. The Clinical Laboratory shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

B. **Independent Parties.** Nothing contained in this Agreement shall be construed to make the Clinical Laboratory the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Clinical Laboratory specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

C. **Indemnity.** Clinical Laboratory shall indemnify, defend and hold harmless Company and its officers, employees and shareholders (herein referred to jointly and severally as "Company Indemnitees") from and against any third party claim, and all resulting and/or related liability, damage, loss, costs and expenses including reasonable out of-pocket legal costs, reasonable out of-pocket attorneys' fees and litigation expenses incurred by or imposed upon the Company Indemnitees as a result of and/or arising from: (i) the development, marketing, sale, performance, use or other commercialization and/or exploitation of any Service by Clinical Laboratory or any person acting in the name of or on behalf of any of the foregoing, or acquiring, directly or indirectly, any Service from any of the foregoing; (ii) the exploitation or use of product kit by Clinical Laboratory; (iii) and/or breach of this Agreement by Clinical Laboratory's. Notwithstanding the foregoing, the foregoing obligation of Clinical Laboratory shall not apply to the extent that any claim relates to or arises from any misrepresentation, negligence or willful misconduct of Company, or from Company's breach of this Agreement.

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D. **Assignment.** Neither this Agreement nor the respective rights and obligations of the parties under this Agreement may be assigned, transferred, delegated or subcontracted in whole or in part, by either party to any other Entity without the prior written consent of the other party which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding the foregoing, Company shall be entitled to assign this Agreement (in whole or in part) or its rights and obligations hereunder to an Affiliate or to a third party that succeeds to all or substantially all of the business or assets of Company relating to this Agreement whether by sale, merger, operation of law or otherwise, provided in each case that such assignee agrees to be bound in writing by the terms of this Agreement. Subject to the prior sentence, the rights, duties, and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns.

E. **Insurance.** Clinical Laboratory shall procure and maintain, at its sole cost and expense, insurance policies in amounts reasonable and customary in the industry and sufficient to cover its liabilities and obligations under this Agreement, taking into account the actual stage of Service development and commercialization of any product kit. The insurance coverage required above shall not be construed to create a limit of Clinical Laboratory's liability with respect to its indemnification obligations under the above Section. Clinical Laboratory shall provide Company with written evidence of such insurance upon request.

F. **Ownership.** For purposes of clarification, the parties acknowledge and agree that this Agreement is not intended to nor assigns or will assign, or transfer any ownership of intellectual property or know-how owned by Company to Clinical Laboratory. Inventorship of any invention invented or created in connection with this Agreement will be determined by United States patent law, and ownership shall follow inventorship.

G. **Status of Parties.** This Agreement creates no relationship of joint venturers, partners, or principal and agent between the parties. Further, neither party shall be authorized to act on behalf of, or otherwise bind the other party.

H. **Notices.** Any notice contemplated or required or permitted to be given under this Agreement (including without limitation invoices and billing information) shall be sufficient if in writing and prepaid and if (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by express delivery service (such as Federal Express) where the recipient must execute its receipt, to the parties' respective addresses below, or to such other addresses as either party hereto may hereafter designate in writing.

Nonagen:

Nonagen Bioscience Corp.
Attn: Business Development
3680 Wilshire Blvd, Ste P04 - 1399
Los Angeles, CA 90010

With copy for Notice purposes, to:

DiaCarta:

Aiguo Zhang, Ph.D.
DiaCarta Inc.
4385 Hopyard Rd, Ste 100
Pleasanton, CA 94588
United States of America

with a copy sent to:

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I. **Entire Agreement.** The entire Agreement between the Company and the Clinical Laboratory covering the Product Kit is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Clinical Laboratory 's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Clinical Laboratory.

J. **Publicity.** Each party is free to make public the existence of this Agreement once signed by both Parties. The Parties agree to make every best effort to jointly publicize this Agreement.

K. **Applicable Law.** This Agreement sets out the entire agreement and understanding between Company and Clinical Laboratory and shall be governed by and construed in accordance with the laws of the State of New York; and Company and Clinical Laboratory hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York.

L. **Separate Provisions.** If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

M. **Miscellaneous.** This Agreement may be executed in counterparts in order to provide each party with a fully-executed original hereof. This Agreement may not be changed, modified or amended except by an agreement in writing signed by both parties. The provisions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the remaining provisions thereof. The waiver by any party to this Agreement of any breach or violation of any provisions of this Agreement by any other party hereto shall not operate as a waiver of any other breach. Titles and headings of sections of this Agreement are for convenience and reference only and shall not affect the construction of any provisions of this Agreement. This Agreement reflects the complete understanding of the parties and constitutes their entire agreement regarding its subject matter, superseding all prior verbal or written negotiations, representations, agreements, understandings, and statements regarding the subject matter herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

COMPANY	**CLINICAL LABORATORY**
By: ______________________	By:
Charles Rosser	Aiguo Zhang, Ph.D
CEO	CEO
Nonagen Bioscience Corporation	DiaCarta, Inc

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